Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BOLLINGER INNOVATIONS, INC.
(a Delaware corporation)

BOLLINGER INNOVATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Bollinger Innovations, Inc. The original Certificate of Incorporation of the Corporation was filed on October 2, 2012. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed on November 5, 2021 and amended on March 8, 2022, July 26, 2022, January 30, 2023, May 3, 2023, August 10, 2023, December 20, 2023, September 16, 2024, February 14, 2025, April 10, 2025, May 30, 2025, July 25, 2025 and August 1, 2025 (collectively, the “Current Certificate”).

SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the “DGCL”) the Board of Directors of the Corporation has duly adopted, and the outstanding stock entitled to vote thereon, have approved the amendments to the Current Certificate set forth in this Certificate of Amendment.

THIRD: Pursuant to Section 242 of the DGCL, Section A of Article III of the Current Certificate is hereby amended and restated as follows:

A. (I) Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is Five Billion Five Hundred Million (5,500,000,000). The total number of shares of common stock authorized to be issued is Five Billion (5,000,000,000), par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is Five Hundred Million (500,000,000), par value $0.001 per share (the “Preferred Stock”), of which Two Hundred Thousand (200,000) shares are designated as “Series A Preferred Stock”, Fifty Thousand (50,000) shares are designated as “Series A-1 Junior Participating Preferred Stock”, Twelve Million (12,000,000) shares are designated as “Series B Preferred Stock”, Forty Million (40,000,000) shares are designated as “Series C Preferred Stock”, Four Hundred Thirty-Seven Million Five Hundred Thousand One (437,500,001) shares are designated as “Series D Preferred Stock”, Seventy Six Thousand Nine Hundred Fifty (76,950) shares are designated as “Series E Preferred Stock”, Thirty Thousand Three Hundred Thirty Five (30,335) shares are designated as “Series F Convertible Preferred Stock”, and One Hundred Sixteen Thousand Three Hundred Sixty Five (116,365) shares are designated as “Series G Convertible Preferred Stock.”

(II) Reverse Stock Split. Upon the effectiveness of the certificate of amendment first inserting this paragraph (II) (the “Effective Time”), each two (2) to two hundred fifty (250) shares of Common Stock outstanding immediately prior to the Effective Time shall be automatically combined into one (1) outstanding share of Common Stock of the corporation, without any further action by the corporation or the holder thereof, the exact ratio within the 2 to 250 range to be determined by the Board of Directors of the corporation prior to the Effective Time and publicly announced by the corporation. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to any elimination of fractional share interests.

FOURTH: On September 11, 2025, the Board of Directors of the Corporation determined that each two hundred fifty (250) shares of the Corporation’s Common Stock, par value $0.001 per share, outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share. The Corporation publicly announced this ratio on September 18, 2025.

FIFTH: This certificate of amendment shall become effective at 12:01 a.m. (local time in Wilmington, Delaware) on September 22, 2025.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 19th day of September, 2025, and the foregoing facts stated herein are true and correct.

BOLLINGER INNOVATIONS, INC.

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer, President

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